UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2010

DiamondRock Hospitality Company
 (Exact name of registrant as specified in its charter)

Maryland	001-32514	20-1180098
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800 Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 744-1150

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

Agreement to Purchase the Hilton Minneapolis Hotel

On May 24, 2010, DiamondRock Hospitality Company (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) to acquire a leasehold interest in the Hilton Minneapolis Hotel (the “Hilton Minneapolis”). The contractual purchase price for the Hilton Minneapolis is $152.0 million. In addition to the contractual purchase price, the Company agreed to fund the seller’s cost to defease the existing mortgage debt secured by the Hilton Minneapolis since the Company will not assume the existing mortgage debt as part of its acquisition. The Company expects the defeasance cost to be paid at closing and be approximately $3.5 million. Upon entering into the Purchase Agreement, the Company committed to make a $15.2 million deposit that will become non-refundable on June 17, 2010 unless the Company terminates the Purchase Agreement prior to that date. The Company expects the acquisition to close early in the Company’s third fiscal quarter of 2010, subject to satisfactory completion of its due diligence review of the property and other customary closing conditions, including the receipt of third-party consents.

The 821-room Hilton Minneapolis is the largest hotel in the state of Minnesota and features 77,000 square feet of meeting space, including the largest hotel ballroom in the state. The hotel is located near the Minneapolis Convention Center, steps from shopping, dining, and all downtown attractions via the climate-controlled Skyway. The hotel’s current ownership made additional investments into the Hotel in 2007 that consisted of significant renovations, including guestrooms, common areas and meeting space.

The historical operating results of the Hilton Minneapolis for each of the four years ended December 31, 2009 and the three months ended March 31, 2009 and March 31, 2010 are as follows:

					Quarters Ended
	Years Ended December 31,				March 31,
	2006	2007	2008	2009	2009	2010
Total Revenues (in 000s)	$44,209	$47,051	$48,582	$42,776	$8,388	$8,577
Average Daily Rate	$132.89	$138.18	$144.64	$132.53	$114.03	$107.56
Occupancy	71.2%	71.9%	73.0%	67.4%	58.6%	61.8%
RevPAR	$94.61	$99.40	$105.54	$89.37	$66.82	$66.50

On May 24, 2010, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Acquisition of Mortgage Debt

On May 14, 2010 and May 18, 2010, the Company entered into agreements to acquire the $69.0 million senior mortgage loan (the “Mortgage”) secured by the 443-room Allerton Hotel (the “Allerton Hotel”) located in downtown Chicago, Illinois from an affiliate of Wells Fargo Securities, LLC, which is one of the co-bookrunning underwriters in the offering described below, at an $8.5 million discount to par value. Upon completion of the acquisitions, the Company intends to pursue the foreclosure action against the Allerton Hotel recently filed in the Cook County Circuit Court. The Company expects to own fee title to the Allerton Hotel upon completion of the foreclosure proceedings.

The iconic Allerton Hotel opened in 1924 and is located at 701 North Michigan Avenue in the heart of Chicago’s famed Magnificent Mile. The Allerton Hotel, which was declared a Chicago landmark in 1998, is currently operated as an independent non-branded hotel. The Allerton Hotel was acquired by the current owner in late 2006. Since 2006, the Allerton Hotel has undergone significant renovations, including rooms, common areas, meeting space and HVAC infrastructure.

The outstanding principal balance of the Mortgage is approximately $69.0 million, and the Company will purchase the Mortgage for an aggregate purchase price of $60.5 million. Further, the purchase price of the Mortgage is significantly below replacement cost of the hotel. The Mortgage is currently in payment default. In the event the Mortgage is repaid in full, the Company will receive proceeds of approximately $69.0 million plus additional accrued interest from December 2009 and reimbursement of certain costs incurred.

On May 24, 2010, the Company deposited the purchase price for the Mortgage in escrow, which amount will be released to the sellers upon the delivery to the Company of the original notes evidencing the Mortgage. There can also be no assurances, however, that the Company will complete the proposed acquisition as it remains subject to the delivery of the original notes by the sellers. There can also be no assurances that either the Company will acquire the Allerton Hotel through a foreclosure procedure or that the Mortgage will be repaid in full by the borrower.

Offering

On May 24, 2010, DiamondRock Hospitality Company announced through a press release that it plans to sell 20,000,000 shares of its common stock in an underwritten public offering. The press release is furnished herewith as Exhibit 99.2.

New Unsecured Credit Facility

On April 16, 2010, the Company signed a commitment letter with Wells Fargo Bank, National Association and Bank of America, N.A. to serve as joint lead arrangers and joint bookrunners of a new $200 million senior unsecured revolving credit facility. The Company’s operating partnership, DiamondRock Hospitality Limited Partnership (the “Partnership”), would be the borrower under the proposed credit agreement and the Company and certain of our material subsidiaries would guarantee the Partnership’s obligations under the credit agreement.

The proposed credit agreement would have a term of 36 months, which may be extended for an additional year upon the payment of applicable fees and satisfaction of certain customary conditions. The Company would also have the ability to increase the amount of the credit agreement up to a maximum amount of $275 million with the lenders’ approval. The proposed credit agreement is expected to provide for customary covenants including a maximum leverage ratio of 55% (increasing to 60% after December 30, 2011), a minimum fixed charge coverage ratio that will range from 1.2x to 1.5x during the term of the agreement and a minimum tangible net worth covenant. Indebtedness under the proposed credit facility is expected to bear interest at rates, depending on the Company’s fixed charge coverage ratio, of either 3.50% or 3.75% over LIBOR, with a LIBOR floor of 1.50%.

The proposed new credit facility, which will replace the Company’s existing credit facility, is subject to lender due diligence, definitive documentation and closing requirements; accordingly, no assurance can be given that this proposed facility will be procured on the terms, including the amount available to be borrowed, described above, or at all. The Company’s existing credit facility, which provides an option for a one-year extension, is scheduled to expire in February 2011. The Company is in compliance with the financial covenants in its existing credit facility.

Guidance Update

The Company expects to update its previous full-year guidance during the Company’s second quarter earnings call with respect to Adjusted EBITDA, Adjusted FFO and Adjusted FFO Per Share to take into account the closing of these transactions and the offering.

The information in this item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference into any disclosure document relating to the Company, except to the extent, if any, expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Press Release, dated May 24, 2010
99.2	Press Release, dated May 24, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: May 24, 2010

By: /s/ William J. Tennis
William J. Tennis
Executive Vice President,
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 24, 2010
99.2	Press Release, dated May 24, 2010